EXHIBIT 23.1


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




We consent to the incorporation by reference in this registration statement on Form S-8 of our report, which is included in the Company's Form 8-K/A filed with the Securities and Exchange Commission on May 9, 2003 and contains an explanatory paragraph relating to Manhattan Research and Development, Inc.'s (formerly known as Manhattan Pharmaceuticals, Inc.) ability to continue as a going concern, dated February 14, 2003, except for Notes 1, 2, and 10, which are as of February 21, 2003 on the financial statements of Manhattan Research Development, Inc. as of December 31, 2002, and for the year then ended and for the period from August 1, 2001 (date of inception) to December 31, 2002. We also consent to the incorporation by reference in this registration statement on Form S-8 of our report, which is included in the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 14, 2003 and contains an explanatory paragraph relating to Manhattan Pharmaceuticals, Inc.'s (formerly known as Atlantic Technology Ventures, Inc.) ability to continue as a going concern, dated February 14, 2003, except for Notes 1 and 14 which are as of February 21, 2003 and Note 13 which is as of March 1, 2003 on the consolidated financial statements of Manhattan Pharmaceuticals, Inc. as of December 31, 2002 and for the year then ended and for the period from July 13, 1993 (date of inception) to December 31, 2002.




                                             /s/      J.H. COHN LLP

Roseland, New Jersey
February 11, 2004